THE SOMERSET GROUP, INC.                  CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
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
                                                        Nine Months Ende Year Ended
                                                        September 30,   December 31,
                                                   1998         1997           1997
Cash flows from operating activities:                       Restated       Restated
  Net income                                 $2,210,000   $1,722,000     $2,536,000
  Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization               207,000      179,000        246,000
    Deferred income taxes                       413,000      840,000      1,199,000
    Equity in earnings of First Indiana Corp (3,028,000)  (2,715,000)    (3,883,000)
    Dividends received from First Indiana Co    988,000      814,000      1,087,000
    Changes in operating assets and liabilities:
        Trade accounts, notes, & other rec.    (312,000)     332,000        171,000
        Prepaid expenses                        (53,000)     (80,000)       (18,000)
        Trade payables and accrued expenses      96,000       (9,000)       (42,000)
        Accrued and refundable income taxes     447,000     (124,000)      (173,000)
                                                -------      -------      ---------
Net cash provided by operating activities       968,000      959,000      1,123,000

Cash flows from investing activities:
  Purchase of shares of First Indiana Corp.    (990,000)          ---           ---
  Proceeds from sale of assets                      ---        8,000          8,000
  Purchase of office furniture and equipment   (178,000)    (134,000)      (229,000)
  Decrease (increase) in other assets           113,000       (2,000)        (3,000)
  Decrease (increase) in short-term
     investments                              1,048,000     (487,000)      (524,000)
                                              ---------     --------       --------
Net cash used by investing activities            (7,000)    (615,000)      (748,000)

Cash flows from financing activities:
  Principal payments on note payable, bank     (459,000)    (331,000)      (225,000)
  Principal payments on long-term borrowings    (43,000)      (9,000)       (12,000)
  Proceeds from sale of common stock             88,000      330,000        330,000
  Purchase of common stock                     (297,000)    (449,000)      (475,000)
  Cash dividends paid                          (522,000)    (462,000)      (462,000)
                                              ---------     --------       --------
Net cash used by financing activities        (1,233,000)    (921,000)      (844,000)
                                              ---------     --------        -------

Increase (decrease) in cash and equivalents    (272,000)    (577,000)      (469,000)

Cash and cash equivalents at beg of period      600,000    1,069,000      1,069,000
                                               --------    ---------      ---------
Cash and cash equivalents at end of period     $328,000     $492,000       $600,000
                                               ========     ========       ========
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See accompanying Notes to Consolidated Financial Statements.

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